Exhibit 99.1

Company Contact
Mr. Y. Tristan Kuo
Chief Financial Officer
China Biologic Products, Inc.
Tel: +86 53 8620 2206
Email: IR@chinabiologic.com
www.chinabiologic.com

FOR IMMEDIATE RELEASE

China Biologic Products Appoints New Directors

TAI'AN, China, March 3, 2011 -- China Biologic Products, Inc. (Nasdaq: CBPO) (“China Biologic” or the “Company”), one of the leading plasma-based biopharmaceutical companies in the People's Republic of China, today announced that effective February 27, 2011, its Board of Directors has appointed Dr. Bing Li and Professor Wenfang Liu to serve on the Company’s board of directors.

Dr. Bing Li has served as an advisor of Warburg Pincus Asia LLC since June 2010, in which capacity Dr. Li advises on potential investment evaluation and portfolio management in the healthcare space. Prior to joining Warburg Pincus Asia LLC, Dr. Li served from November 2007 to June 2010 as the General Manager of Enterprise Business and Business Development at GlaxoSmithKline China/Hong Kong, and from August 2006 to October 2007, as the Commercial Development Director of GlaxoSmithKline China/Hong Kong. Prior to that, Dr. Li served from April 1999 to August 2006 in various positions with Eli Lilly and Company in the United States, including Manager of China/India strategy, Manager of Global New Product Planning for Drug Delivery System, and Consultant to Biotechnology Strategy Group. While at GlaxoSmithKline, Dr. Li led efforts in creating the brand generics business and other new commercial models. Dr. Li also served as a Director of Shenzhen GSK NB, a joint venture for vaccine development and production between GlaxoSmithKline and Neptunus Group. Dr. Li holds a Master of Business Administration and Master of Engineering Management from the Kellogg Graduate School of Management, a Ph.D. in Cell and Molecular Biology from the University of Rochester, and a Bachelor of Science in Biophysics from Fudan University.

Professor Wenfang Liu has served since February 2007 as the Chief Consultant for Sichuan Yuanda Shuyang Pharmaceuticals. Prior to that, Prof. Liu served from 2000-2007, in various managerial positions including as Chief Engineer and Director of Hualan Biological Engineering and as Director of Blood Separating, from 2005 to 2006, at Chengdu Jiaying Medical Product Co Ltd. Prior to that, Prof. Liu served from 1998 to 1999 as Chief Engineer of Guiyang Qianfeng Biological Products Co. Ltd., and from 1988 to 1998 served as Vice Chairman of the Institute of Blood Transfusion of Chinese Academy of Medical Sciences. Prof. Liu is currently a Member of the Sichuan CPPCC Standing Committee and previously served as a member of the Chinese Society of Blood Transfusion and the China Medical Biotech Association. Prof. Liu holds a Bachelors Degree in Bio-Chemistry from the Chinese Academy of Sciences, Forest and Soil College and was a Ph.D. advisor from 1997 to 1998.

Prof. Liu will serve as an independent director, as that term is defined in Rule 5605(a)(2) of the Listing Rules of The Nasdaq Stock Market, Inc.

“We are very pleased to welcome Dr. Li and Professor Liu to our board of directors,” said Mr. Chao Ming Zhao, Chief Executive Officer of China Biologic. “We believe both directors bring extensive industry experience to our board of directors and will make positive contributions to its deliberations and decisions.”

About China Biologic Products, Inc.

China Biologic Products, Inc., through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd. and its equity investment in Xi'an Huitian Blood Products Co., Ltd., is currently one of the leading plasma-based biopharmaceutical companies in China. The Company is a fully integrated biologic products company with plasma collection, production and manufacturing, research and development and commercial operations. The Company's plasma-based biopharmaceutical products are irreplaceable during medical emergencies and are used for the prevention and treatment of various diseases. The Company sells its products to hospitals and other healthcare facilities in China. For more information, please see the Company's website http://www.chinabiologic.com.

Safe Harbor Statement

This news release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein are “forward-looking statements,” including statements regarding: the impact of the appointment of the new directors on the Company’s business and operations; the Company's ability to otherwise achieve its commercial objectives; the business strategy, plans, and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

- end -